Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-135118 of General Growth Properties, Inc. on Form S-8 of our report dated June 21, 2013 appearing in the Annual Report on Form 11-K of the General Growth 401(k) Savings Plan as of and for the year ended December 31, 2012.

/s/ Plante & Moran, PLLC

Chicago, Illinois

June 21, 2013